The Valley Forge Fund, Inc.
                               1375 Anthony Wayne Drive
                                   Wayne, PA 19087

                Management Statement Regarding Compliance With Certain
                   Provisions of the Investment Company Act of 1940


We, as members of management of The Valley Forge Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 2, 2004 and from December 1, 2003 through January 2, 2004.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 2, 2004 and from December 1, 2003 through January 2, 2004 with respect to securities reflected in the investment account of the Company.



The Valley Forge Fund, Inc.
By:


/s/ Bernard B. Klawans
Bernard B. Klawans
President